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                       COMMON STOCK INVESTMENT- TERM SHEET

THIS TERMS SHEET is made as of August 17, 2000, by and between TCO Investment Inc. (hereinafter "The Investor") and Constellation 3D Inc. (hereinafter "C3D").



WHEREAS THE INVESTOR intends to invest $ 250,00 in C3D under the terms in this Term Sheet.



NOW THEREFORE THE INVESTOR and C3D agree as follows:


Investment Terms
----------------

Securities:
-----------

Up to 250,000$ in common stock.

Purchase Price:
---------------
The Purchase Price will be 10$ per Share

Registration:
-------------
The Company will file, after the Closing Date, a Registration Statement on Form S-1 (the "Registration Statement") to register the resale of the shares of Common Stock.

The Company will use its best efforts to cause the Registration Statement to become effective within 120 calendar days.

Conditions to Closing:
----------------------
Completion of satisfactory due diligence.



IN WITNESS WHEREOF, the parties have signed this Term Sheet as of the date hereinabove set forth.

Constellation 3D, Inc.



        /s/ Ronen Yaffe
    -----------------------------
By: Ronen Yaffe, Treasurer



TCO INVESTMENT INC.



    /s/Alejandro Calvo                          /s/ Jose Francisco Calvo
    ---------------------------                 ---------------------------
By: Alejandro Calvo                         By: Jose Francisco Calvo